Exhibit_10.23

March 31, 2020

Mike Lee

Via E-mail

RE:Employment Agreement

Dear Mike:

We are pleased to offer  you pursuant to the terms and conditions contained within this employment agreement (the “Agreement”) the continuing position of Executive Vice President and Chief Financial Officer of Canopy Growth Corporation (the “Company”), reporting to the Chief Executive Officer. This Agreement replaces your prior employment agreement with the Company in its entirety, but for greater certainty, the Directors and Officers Indemnification Agreement, dated July 8, 2019, continues in full force and effect.

1.	Duties and Responsibilities

As Executive Vice President and Chief Financial Officer, you will report to and comply with the directions of the Company’s Chief Executive Officer. Your primary duties are set out in the job description attached to this agreement as Schedule “A”. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary, to achieve our organizational objectives and you agree to accept those changes provided that reasonable notice of those changes is provided to you in advance.

2.	Effective Date

The Term and terms of this Agreement shall commence on February 26, 2020, or such other date that may be mutually agreed between you and the Company.

3.	Location of Work

You will be working primarily at our Tweed locations, located at 1 Hershey Drive, Smiths Falls, ON and 555 Legget Drive, Kanata, ON, subject to a failure to obtain, maintain and/or renew your visa (which for greater certainty shall be at the Company’s sole cost and expense), in which case your primary location shall be determined with the CEO. However, the Company operates on a global scale. You will be expected to travel throughout the world, on a not infrequent basis, in order to satisfy the terms of this Agreement.   For greater certainty, as you have not relocated, costs associated with travel to either of the above locations, as well as related food and lodging, shall be your sole responsibility (whereas travel to our Toronto location, by way of example, would be reimbursable under our Corporate Travel and Expense Policy).

4.	Policies

It will be a condition of your employment with the Company that you adhere to all Company rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

5.	Compensation and Benefits

You will be paid a Base Salary of four hundred and thirty five thousand six hundred and thirty seven dollars (USD$435,637) per year, payable in US dollars, andsubject to statutory and benefits deductions.  The Board will review such salary on an annual basis.  For greater certainty, the Base Salary shall be retroactive to July 1, 2019 and payable in one lump sum in Canadian dollars (converted using an F/X rate of .7576) on the next possible payroll.

The Company will indemnify you with respect to any Canadian statutory deductions, e.g., Canadian income tax, employment insurance premiums,  and Canada Pension Plan premiums, which are not otherwise rebated or  credited to you by a taxing agency, e.g., the CRA or IRS, provided that you demonstrate a good faith effort to obtain such rebates and/or credits.   For greater certainty, for each full or partial year during your employment (including for the partial year in which the termination occurs and in connection with any severance payments to which you are entitled), the Company will make you whole for any additional tax liability that may be incurred as a result of any time worked in Canada over that which would be incurred for work completed solely in the United States.  The tax equalization amount for any year during your employment shall be paid to you (grossed-up for taxes) in the second quarter of the following year.

In addition to your Base Salary, you are eligible for a short term annual incentive performance bonus of 75% of your Base Salary (the “Target Award”) payable in US dollars, with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been developed jointly with the Chief Executive Officer, President and Chief Financial Officer, and approved by the Board (“STI”).   For clarity, the Target Award will be determined using base salary earned during the performance period, including any retroactive salary adjustments during the same performance period.

The Company will pay for your reasonable continuing education requirements and professional license renewals.

You will continue to be eligible to participate in Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Stock Option Plan”).  Except as otherwise provided below, the vesting and exercise of equity is governed by the Stock Option Plan and related documentation. Equity will not vest during any period of notice or pay in lieu of notice in connection with the resignation of your employment or termination of employment without cause.  Unvested options on termination or resignation will expire as per the terms and conditions of the Stock Option Plan. The termination date for the purpose of your entitlement in respect of any equity that you are granted by the Board will be the date that either you or the Company provide the other with notice of resignation or termination of employment.

Pursuant to the Stock Option Plan, you will be eligible to receive an annual long term award of 300% your Base Salary, which utilizes the Fair Market Value share price (as defined in the Stock Option Plan) (“FMV price”) on the grant date, 50% of which shall be in the form of stock options (“Options”) and 50% of which shall be in the form of performance share units (“PSUs”) subject to the Board’s discretion (“LTI”) and which annual granting practice shall commence in FY21, but in no event occur later than July 1, 2020.  The LTI shall vest based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been developed jointly with the Chief Executive Officer and Chief Financial Officer, and approved by the Board.

Notwithstanding the above or the terms of the Plan, if: (a) a Change of Control occurs, irrespective of whether the above-noted Options are being assumed, substituted, exchanged or terminated in connection with the Change of Control, and (b) the Company elects to exercise its option to terminate your employment without cause no later than one year subsequent to the occurrence of a Change in Control, then any Options then granted to you, which have not yet then vested, shall continue to vest, if they otherwise would have vested, for a period of one year subsequent to the date on which note of termination is provided to you.

As used herein, “Change of Control” means

(a)

Any person or related group of persons acquires possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ability to exercise voting power, by contract, or otherwise. Without limiting the foregoing, the following shall be deemed to be a “Change of Control”: a person or related group of persons acquires securities of the Company or CBC to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that person or related group of persons;

(b)	the sale or disposition of all or substantially all of the assets of the Company to a non-affiliated party; or

(c)

the merger, amalgamation, arrangement or consolidation (or similar transaction) of the Company with or into any other non-affiliated corporation in which the shareholders of the Company, prior to such transaction do not, in the aggregate, hold securities of the Company, to which are attached more than 50% of the votes that may be cast to elect directors of the corporation.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to: (i) change the jurisdiction of the Corporation’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Corporation’s securities immediately before such transaction, or (iii) obtain funding for the Corporation in a financing that is approved by the Corporation’s Board of Directors.

The Company will reimburse you for tax, legal and accounting advice relating to this Agreement to a maximum amount of CAD$15,000.

You will be provided with an annual perquisite allowance of CAD$82,000, reimbursed monthly during your employment. The parties will mutually agree on the tax treatment to ensure that it is for the benefit of both parties.

You will be covered for all reasonable business expenses as outlined in the Corporate Travel & Expense Policy.

Upon the creation by the Company of a retirement plan in which you participate, the Company will contributeUS$17,500 per annum on your behalf, subject to applicable law as well as the terms and conditions of the applicable plan.  Additionally, you will qualify for any future 401(k) match or profit sharing contributions that are available to US employees.

As of the commencement of this Agreement, you will be entitled to apply for the health and insurance benefits offered to executive employees.  Such benefits shall include the reasonable costs of an annual executive health exam. The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion. In addition, you will be provided bridge coverage, to the extent any is necessary, until such time as Company has enacted a US based health and insurance benefits plan.  In addition to your enrollment in such benefits plan, the Company agrees to reimburse you for COBRA payments related to benefit continuation post employment with Constellation.  This reimbursement will continue for 18 months following the cessation of your secondment (i.e., which commenced on February 4, 2019).

Stock Ownership Guidelines

The Employee agrees that, within five years of your start date, and thereafter throughout your employment and for one year post the ending of your employment, the Employee shall maintain ownership of a minimum of three times the Base Salary in the Company’s equity, which may include RSU ownership, but not stock options and performance share units.

Vacation Entitlement

Subject to the requirements of the Employment Standards Act, 2000, you will be entitled to five (5) weeks vacation time per vacation entitlement year. All such vacation time is to be scheduled in accordance with business requirements.

You will also be entitled to vacation pay in the following amounts:

i)	For the first five years of your employment, 4% of your Wages earned, excluding vacation pay.
ii)	After your fifth year of service, 6% of your Wages earned, excluding vacation pay.

For the purpose of this section “Wages” has the definition assigned to it in the Employment Standards Act, 2000.

Any vacation time that you take in any given year shall count first towards your statutory entitlement and then towards any additional vacation time to which you are entitled pursuant to the terms of this Agreement. You may carry-over a maximum of ten (10) days of vacation time with the approval of the Board.

You agree that if you have received vacation pay before it is earned, then the Company may deduct the applicable amount from any payments owing to you when your employment ends.

6.	End of Employment

Although it is difficult to contemplate ending our relationship when it is just beginning, it is mutually beneficial to determine our respective obligations ahead of time. Accordingly, your employment may cease under any of the following circumstances:

i)	Resignation

You may resign from your employment by giving us not less four (4) weeks’ written notice.

At the Company’s sole option, the Company may waive the obligation for you to work in active employment during the period following the tendering of such notice of resignation. If the Company elects to exercise its option to waive the obligation to work during the notice of resignation period, then you will be provided with a payment in lieu of Base Salary equal to the minimum amount of notice of termination as is required to be provided to you pursuant to the provisions of Ontario Employment Standards Act, 2000.

ii)	Termination Without Cause

If the Company elects to terminate your employment for reasons other than just cause, then it may do so, for any reason not prohibited by statute, by providing you with the following:

(a)	The greater of:
i.	Seventy eight weeks’ notice or payment of Base Salary in lieu of such notice; and
ii.	the minimum amount of notice or pay in lieu of notice as is required to be provided to you pursuant to the provisions of Ontario Employment Standards Act, 2000;
(b)	one and a half times the average actual amounts paid as STI during the prior two years;
(c)	COBRA benefits during the severance period;
(d)	Any statutory severance pay that may be required to be provided to you pursuant to the provisions of the Employment Standards Act, 2000; and

(e)	The continuation of any statutorily prescribed benefits for the minimum amount of time prescribed by the provisions of the Employment Standards Act, 2000

The Employee understands and agrees that as a condition of receiving any payments pursuant to the above paragraph 8(ii)(a) that exceed the statutory entitlements provided by the ESA, the Employee will be required to execute a release in favor of the Company, immediately execute written resignations from any position as officer or director of the Company or any of its subsidiaries and affiliates, as well as immediately comply with section 7 of the Intellectual Property and Confidential Information Agreement.

If you are then participating in any incentive compensation plan/program, then incentive compensation (if any) owing to you will be calculated and paid out in the usual manner and at the usual time in accordance with the terms of the applicable plan/program then in effect, but subject to the terms and conditions of the applicable plan on termination or resignation of employment.

Notwithstanding anything in this agreement, the Company guarantees that you will at all times receive your minimum entitlements under the governing employment standards legislation in force at the time of your termination from employment.

Any payments made pursuant to the above provisions are in full satisfaction of any amounts owing to you including statutory entitlements and common law damages in any way related to your employment.

You specifically acknowledge that by entering into this agreement you are hereby forfeiting your right to claim common law notice of termination, which may be greater than the amount of notice required to be provided to you pursuant to the provisions of this Agreement.

These termination provisions will apply throughout your employment with the Company regardless of any changes to your salary, benefits, position title, or job responsibilities.

iii)	Termination For Cause

The Company may terminate your employment for just cause at any time without notice, pay in lieu of notice, severance pay, or other liability. For the purposes of this agreement, just cause includes, but is not limited to any conduct that constitutes just cause at common law as well as the following:

•	a material breach of this agreement or our employment policies;
•	unacceptable performance standards;
•	theft, dishonesty or falsifying records, including providing false information as part of your application for employment;
•	intentional destruction, improper use or abuse of company property;
•	violence in the workplace;

•	obscene conduct at our premises property or during company-related functions at other locations;
•	harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;
•	insubordination or willful refusal to take directions;
•	intoxication or impairment in the workplace;
•	repeated, unwarranted lateness, absenteeism or failure to report for work; or
•	personal conduct that prejudices the Company’s reputation, services or morale.
7.	Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. Therefore, we have established the following restrictions to protect our valid business interests. You understand these provisions and agree that they are reasonable in light of all of the circumstances, including the availability to you of employment in areas and fields that are not restricted by this agreement.

(a)	Confidentiality

In the course of your employment, you will receive confidential information about the Company and its clients.  For the purposes of this agreement, confidential information includes but is not limited to:

•	processes, research and development information;
•	trade secrets;
•	information about e Company’s operations, including products and services offered;
•	financial information, such as pricing and rate information;
•	documents, records or other information concerning the Company’s sales or marketing strategies;
•	client lists, records and information including lists of present and prospective clients and related information;
•

information relating to employees, vendors and contractors of the Company including employment status, vendor/contractor status, personnel records, performance information, compensation information and job history;

•	privileged information, including advice received from professional advisors such as legal counsel and financial advisors; and
•

information contained in the Company’s manuals, training materials, plans, drawings, designs, specifications and other documents and records belonging to the Company, even if such information has not been labeled or identified as confidential.

Information will not be considered confidential for the purposes of this agreement if:

i)	it was rightfully in your possession prior to your employment with the Company;
ii)	it was publicly available through legitimate means; or
iii)	it was received by you in a non-confidential manner from a third party that was not under obligation to the Company to maintain such information in confidence.

You understand that disclosure of confidential information would be highly detrimental to the Company’s best interests and agree:

i)	to take precautions to protect and maintain the Company’s confidential information;
ii)	to only release confidential information to those authorized to receive it, and then only on a need-to-know basis;
iii)	not to disclose, publish or disseminate to any unauthorized person, at any time either during your employment or after it ends, confidential information;
iv)	not to remove any confidential information from the Company’s premises without our express permission
v)	not to make improper use, either directly or indirectly, of confidential information; and
vi)

to safeguard against unintentionally disclosing confidential information (e.g., by not discussing confidential information in public or on a cell phone and by not working with confidential information on a laptop in public, or transmitting such information by unsecured means).

When your employment ends, you must immediately return all materials or property belonging to the Company. You agree not to retain, reproduce or use any confidential or proprietary information or property belonging to the Company.  A detailed Intellectual Property and Confidentiality Agreement is attached (Schedule “B”) for your review and signature.

(b)	Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of one year after it ends, you will not, either directly or indirectly, communicate with the Company’s employees, clients, or customers for the purpose of inducing them to end their relationship with the Company.

(c)	Non-Competition

In light of the nature of your position and the close relationship you will have with our clients, it is important for us to limit interference with our business. Therefore, during your employment and for twelve (12) months thereafter, you will not, whether on your own behalf or on behalf of any other person, corporation, or organization, whether or not such organization is operated for profit, work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which the Company or its subsidiaries has operations. Without limiting the generality of the foregoing, as of the date hereof such jurisdictions include Canada, USA, Brazil, Colombia, Czech Republic, Germany, United Kingdom, Australia, South Africa, Lesotho, Poland and Italy.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company’s business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

(d)	Conflict of Interest

To enable you to meet the demands of your position, we require your full attention. Accordingly, while you are employed with us, you must devote yourself exclusively to the business of the Company.

You agree that you will not engage in any other business activity or employment, including sitting on any board of directors, governors, or trustees (whether the organization is operated for profit or not) during your employment, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

8.	General

This agreement constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us. If any term of this agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

This agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation and benefits.

Any modifications to this agreement must be in writing and signed by both of us. No waiver of a breach of any term of this agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

This agreement is governed by the laws of the province of Ontario. References in this agreement to the Employment Standards Act, 2000, SO 2000, c 41 include any amendments or successor legislation.

The parties agree that, except as may be guaranteed by the provisions of the Employment Standards Act, 2000, the Ontario Superior Court of Justice, sitting at Ottawa, shall have exclusive jurisdiction to adjudicate any dispute arising between the parties.

We encourage you to review this offer of employment with legal counsel.

In order to provide you with appropriate time, please return an executed copy of this employment package by April 15, 2020.  If we have not received the signed documents (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

/s/David Klein	April 1, 2020
Canopy Growth Corp.	Dated

I have had sufficient time to review this agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Employer’s offer and did not feel that I needed legal advice. I understand and accept the terms of this agreement and am signing it voluntarily.

/s/Mike Lee	March 31, 2020
Mike Lee	Dated

SCHEDULE “A”

JOB DESCRIPTION

Position:Executive Vice President and Chief Financial Officer

Responsibilities:

The Executive Vice President and Chief Financial Officer of the Company will report to and comply with the direction of the Chief Executive Officer. The Executive Vice President and Chief Financial Officer shall be, subject to the authority of the Board of Directors, responsible for the general supervision of the day-to-day financial affairs of the Company.

•	Oversee all financial related matters where depth and scope is relative to the size of the company.
•	Create financial plans as defined by the board of directors.
•	Direct financing strategies, analysis, forecasting and budget management.
•	Develop tools and systems to provide critical financial and operational information to the CEO, leadership team, and divisions and make actionable recommendations on both strategy and operations.
•

Engage the board audit and investment committees around issues, trends, and changes in the operating model(s) and operational delivery. Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (auditors, investment advisors).

•

Oversee long-term budgetary planning and costs management in alignment with CI’s strategic plan, especially as the organization considers sponsorships, potential acquisitions, and collaborations with external organizations.

•	Mentor and develop the finance team, managing work allocation, training, problem resolution, and the building of an effective team dynamic.
•	Guide larger, cross-functional teams outside of direct span of control within the main program areas
•	Act as an advisor and support to leadership in strategy formulation, development and execution.
•	Monitor alignment of country strategy with overall Canopy corporate objectives and strategy.
•	Oversee, summarize and conduct analytics to support strategy development and specific targeted acquisitions/strategies.
•	Monitor industry developments (internal and external) and report on key insights and feedbacks.
•	Assist in evaluating individual acquisitions and "build out" initiatives to ensure alignment to strategy and develop tactical options for implementation.
•	Assist in identifying key target businesses for investment and/or acquisition.
•	Other duties as assigne

SCHEDULE “B”

INTELLECTUAL PROPERTY AND

CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Canopy Growth Corp. (the “Company”) and Employee (the “Employee”).  In the event this Agreement has been entered into with an independent contractor or sub-contractor, the independent contractor or sub-contractor as the case may be shall be referred to, for the purposes of this Agreement only and for simplicity, as an Employee. Any references to an independent contractor or a sub-contractor as an employee in this Agreement are not admissions that the Company and the independent contractor or sub-contractor are engaged in an employment relationship.

Whereas the Company is offering the Employee employment or continued employment and has an interest in protecting its confidential information and other proprietary information and related rights;

And whereas the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.	Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•

information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

•

customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

•

information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

•

technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

•	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and
•

any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

a)	is generally known or in the public domain at the time of disclosure;
b)	though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or
c)

is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the

Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

3.	Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4.	Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in the attached Schedule “A” prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated in Schedule “A” or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s Employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this subparagraph (c) shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements enumerated in Schedule “A” constitute the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are enumerated in Schedule “A”.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5.	No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party.  The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets,

confidential information and other proprietary information of any prior employer or client of the Employee or any other third party.  The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.	Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.  Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.	Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Appendix “A”.  Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

8.	General

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the Chairman of the Board of Directors of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement.  The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the      31st day of  March , 2020 .

SIGNED, SEALED AND DELIVERED in the presence of: /s/Witness	))))	/s/Mike Lee
Witness	))	Mike Lee

Canopy Growth Corp.
By:	/s/Phil Shaer
Name:Phil Shaer
Title:Chief Legal Officer

SCHEDULE “C”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE

PRIOR TO THE MAKING OF THIS AGREEMENT

Patents

Please list all those patents both received and applied for using the table below.

Description	Jurisdiction	Patent No.	Date Received or Applied For

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Licenses

Please describe all intellectual property, were patented, trademarked, or otherwise protected or not, licensed to third parties by you using the table below.

Description of License	Licensed To:

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

SCHEDULE “C”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE

PRIOR TO THE MAKING OF THIS AGREEMENT

Copyrights, trademarks, registered trademarks, and other forms of intellectual property.

Please use the table below to list all other registered intellectual property owned by you prior to the making of this Agreement.

Description	Jurisdiction	Registration Number	Date Received

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Acknowledgement

You hereby acknowledge that, the items listed in the tables above (and any attached sheets, if necessary) constitute the full and complete list of intellectual property owned by you prior to making this Agreement with Canopy Growth Corp.

Date:	March 31, 2020

Signed:	/s/Mike Lee
Mike Lee

APPENDIX “A”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:	Canopy Growth Corp. ( the “Company”)
Re:	Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items.  I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders.

Date:

Signed:
Mike Lee